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                                                                    EXHIBIT 23.7
PERSONAL AND CONFIDENTIAL


May 22, 2000


Board of Directors
E-TEK Dynamics, Inc.
1865 Lundy Avenue
San Jose, CA 95131

Re: Registration Statement (File No. 333-30240) of JDS Uniphase Corporation

Gentlemen:

Reference is made to our opinion letter dated January 17, 2000 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $.001 per share (the "Shares"), of E-TEK Dynamics, Inc. (the "Company") of the exchange ratio of 1.1 shares of Common Stock, par value $.001 per share, of JDS Uniphase Corporation ("JDS") to be received for each Share, pursuant to the Agreement and Plan of Reorganization and Merger, dated as of January 17, 2000, among JDS, Rainbow Acquisition, Inc., a wholly-owned subsidiary of JDS, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "SUMMARY OF THE PROXY STATEMENT -- PROSPECTUS -- Summary of the Transaction", "THE MERGER -- Background of the Merger", "THE MERGER -- Recommendation of E-TEK's Board of Directors" and "THE MERGER -- Opinion of E-TEK's Financial Advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
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(GOLDMAN, SACHS & CO.)